INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of PGIM Private Real Estate Fund, Inc. on Form N-2 (File No. 333-259133) of our report dated March 4, 2024, with respect to our audit of the consolidated financial statements of PPREF/Stiles Monarch TC Holdings LLC and Subsidiary as of December 31, 2023 and for the year then ended appearing in the Annual Report on Form N-CSR of PGIM Private Real Estate Fund, Inc. for the year ended December 31, 2023. We also consent to the reference to our firm under the heading "Financial Statements" in the Statement of Additional Information, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

April 25, 2024

s:\business\word_processing\common\finalized\pgim\2023\letters\51-852 - short form without 404 - monarch.doc